Exhibit 99.3

CONSENT OF PERSON TO BE NAMED DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person about to become a director of Salisbury Bancorp, Inc. (“Salisbury”) in the Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 of Salisbury, as amended, pursuant to the Securities Act in connection with the Agreement and Plan of Merger dated as of March 18, 2014, by and among Salisbury, Salisbury Bank and Trust Company and Riverside Bank (the “Merger Agreement”), which provides for, among other things, the merger of Riverside Bank with and into Salisbury Bank and Trust Company.

September 10, 2014	/s/ Charles M. Andola